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                                                                   Exhibit 10.35

                     LEASE AGREEMENT FOR A GAMMA KNIFE UNIT

       THIS AGREEMENT FOR A GAMMA KNIFE UNIT on this 18th day of February, 2000, (hereinafter, referred to as the "Agreement") is entered into between GK Financing, LLC, a California Limited Liability Company, (hereinafter referred to as "GKF"), and OSF HealthCare System, an Illinois not-for-profit corporation, owner and operator of Saint Francis Medical Center (hereinafter referred to as "Medical Center").

                                 R E C I T A L S

       WHEREAS, Medical Center wants to lease a used Model C Leksell Stereotactic Gamma Unit Manufactured by Elekta Instruments, Inc., (hereinafter referred to as the "Equipment"); and

       WHEREAS, GKF is willing to lease the Equipment which GKF has previously acquired from Elekta Instruments, Inc., a Georgia corporation (hereinafter referred to as "Elekta"), to Medical Center, pursuant to the terms and conditions of this Agreement.

       NOW, therefore, in consideration of the foregoing premises and the promises contained herein, the parties hereto hereby agree as follows:

       1. Execution of LGK Agreement by and between Medical Center and Elekta. Medical Center agrees that simultaneously with the execution of this Agreement it shall execute that certain LGK Agreement with Elekta, (hereinafter referred to as the "LGK Agreement"), a copy of which is attached hereto as Exhibit A and incorporated herein by this reference. Medical Center agrees to fulfill all of its obligations under the LGK Agreement and acknowledges that GKF is a third party beneficiary of the LGK Agreement. Medical Center shall fully indemnify and hold harmless GKF in the event that GKF suffers any loss, damage, claim or expense (including attorneys' fees) solely as a result of Medical Center's breach or alleged breach of the LGK Agreement.

       2. Conditions Precedent.

              (a) This Agreement is contingent on approval by OSF's Board of Directors.

              (b) If Medical Center requires a CON to install and operate the Equipment, Medical Center will work diligently toward receipt of a CON for the Equipment and the provision of services related thereto. In addition, GKF will provide assistance and support to Medical Center in obtaining a CON. This granting of a CON by the Illinois Health Facilities Planning Board is a condition precedent of this Agreement. None of the terms and conditions set forth herein shall become effective until such CON is granted and pursuant to
Section 4 herein.

       3. Delivery of the Equipment and Site preparation. GKF shall arrange to have the Equipment delivered to Medical Center , at 530 N.E. Glen Oak Ave., Peoria, Illinois (the "Site") in coordination with Elekta. GKF shall exert its best faith efforts to expedite the delivery of the


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Equipment. Notwithstanding the preceding sentence, it is understood and agreed that GKF has made no representations and warranties to Medical Center concerning actual delivery dates or schedules for the Equipment at the Site.

       Medical Center shall provide a safe, convenient and properly prepared Site, at its own expense, in accordance with all of the Equipment manufacturer's (Elekta's) guidelines, specifications, technical instruments and Site Planning Criteria (which Site Planning Criteria are attached to the LGK Agreement as Exhibit B and incorporated therein), which criteria shall include Elekta's estimated delivery schedule when and as received by GKF, on Medical Center controlled property (The "Site") for the proper performance of Gamma Knife procedures. Site location shall be acceptable to GKF. Medical Center shall prepare at its sole cost and expense the requisite site plans and specifications and shall submit them to Elekta and GKF for approval. Medical Center shall obtain, in a timely manner, a User License from the Nuclear Regulatory Commission and/or appropriate state agency authorizing it to take possession of the Cobalt Supply and shall obtain such other licenses, permits, approvals, consents and authorizations, which may be required by local governmental or other regulatory agencies for the Site, its preparation, the charging of the Equipment with its Cobalt Supply, the conduct of Acceptance tests, and the use of the Equipment all as more fully set forth in Article 2.1 of the LGK Agreement.

       4. Commencement of Term. The Term (hereinafter defined) of this Agreement shall commence upon the performance of the first clinical Gamma Knife procedure at the Site (the "Commencement Date"). Medical Center shall become liable to GKF for the payments referred to in Paragraph 7 hereinbelow upon the Commencement Date.

       5. Costs of Site Preparation; Costs of Installation. Medical Center's obligations shall include preparation of plans and specifications for the construction and preparation of the Site in such form as will result in the Site, when constructed in accordance with such plans and specifications, being in full compliance with Elekta's Site Planning Criteria. Medical Center shall at its own expense and risk, prepare, construct and make ready the Site as necessary, for the installation of the Equipment, including, but not limited to, providing any temporary and/or permanent shielding for the charging of the equipment and its use, selecting and preparing a proper foundation for the Equipment and for such shielding and walls, as well as proper alignment of the Site and wiring. Medical Center shall be financially responsible for the positioning of the Equipment on its foundation at the Site.

       Medical Center shall also at its own expense select, purchase and install all radiation monitoring equipment and devices, safety circuits and radiation warning signs needed for the Equipment at the Site, according to all applicable federal, state and local laws, regulations, recommendations or custom.

       Upon completion of the Site, Medical Center shall warrant that the Site will be safe and suitable for its use of the Equipment. Medical Center shall fully indemnify and hold harmless GKF from any and all loss, liability, damage, expense or claim (including attorneys' fees) which GKF may suffer and incur and which relate to the Site, excluding GKF or Elekta's negligence.


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       Medical Center shall be liable to GKF for any damage to the Equipment caused by (a) defects in construction of the Site or defects in the positioning of the Equipment at the Site; (b) defects arising out of materials or parts provided, modified or designed by Medical Center with respect to the Site; or
(c) negligent or intentional acts of omission or commission by Medical Center or any of its officers, agents, physicians, and employees in connection with the Site preparation or operation of the Equipment at the Site.

       Medical Center warrants that it shall utilize its best efforts to fulfill on an expeditious basis its obligations under this Paragraph 5. Medical Center further warrants that it shall on a regular basis keep GKF informed of Medical Center's progress in fulfilling its obligations pursuant to this Paragraph 5. Should Medical Center not have all site preparations completed by the delivery date specified by a separate agreement plus a sixty (60) day grace period such that the site is acceptable for positioning and installation of the equipment, Medical Center shall reimburse GKF at an interest rate of Bank of America's prime rate plus 2% on GKF's equipment cost until the site is prepared to allow positioning and installation of the equipment.

       6. Term of the Equipment. GKF agrees to provide to Medical Center the Equipment pursuant to the terms of this Agreement, for a term of ten (10) years from the Commencement Date as described in Paragraph 4 hereinabove ( the "Term"), unless terminated earlier as provided herein.

       7. Per Procedure Payments. Medical Center shall schedule use of the Equipment at its sole discretion and shall be obligated to no minimum number of procedures. Medical Center shall pay to GKF a per procedure payment of * for procedures * performed in each year of the Agreement for the use of the Equipment and * per procedure for procedures * and above during each year of the Agreement for the use of the Equipment. For purposes of per procedure calculation, procedure counts are not cumulative and the procedure count reverts to zero on the "Reset Date" which is one (1) year after the Commencement Date and each anniversary date thereafter. (A procedure shall be defined as a single patient treatment session that may include one or more isocenters during that session. Medical Center shall be billed on the fifteenth (15th) and the last day of each month for the actual number of procedures performed during the first and second half of the month, respectively. Medical Center shall pay the procedures invoiced within thirty (30) days after being invoiced. Interest shall begin to accrue at the rate of 1-1/2% per month on all invoices remaining unpaid after 45 days.

              (a) If the "Reimbursement Rate" in effect on any "Reset Date" is * greater or less than the "Base Rate," Medical Center shall inform GKF in writing within sixty (60) days of such increase or decrease and shall provide GKF with the information used in calculating such Reimbursement Rate. Within thirty (30) days after GKF's receipt of such notice, the parties shall meet to renegotiate in good faith the per procedure payments payable by Medical Center for patients treated under this Agreement with Medicare as their primary insurer.

              (b) In determining the renegotiated per procedure payment any reduction or increase, only for those patients treated who have Medicare as their primary insurer, thereto may or may not be in proportion to the reduction or increase to the Reimbursement Rate. Furthermore, any reduction to the per procedure payment will be calculated to provide Medical Center with Operating


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Income estimated at a break even level as a result in negative Operating Income to GKF in accordance with subsection (c) below. Medical Center shall permit GKF to inspect Medical Center's books and records pertaining to the Equipment in order to verify such Operating Income.

              (c) If the per procedure payment for patients treated who have Medicare as their primary insurer proposed by Medical Center would result in negative "Operating Income" (as defined below) to GKF, then, GKF shall have no recourse to arbitration as provided in this Section 7. In such event, this Agreement shall remain unchanged and in full force and effect. GKF shall permit Medical Center to inspect GKF's books and records pertaining to the Equipment in order to verify such Operating Income.

              (d) If the per procedure payment proposed by Medical Center would not result in GKF incurring negative Operating Income, but the parties are unable to agree in good faith on a renegotiated per procedure payment, then, GKF and Medical Center shall jointly appoint an arbitrator who shall have not less than (10) years experience in medical equipment financing, in good standing with the American Arbitration Association or other comparable organization, and who shall have no prior relationship, attorney/client or otherwise, with any of the parties. Such arbitrator shall review the information presented by both parties and shall render a decision within thirty (30) days of his of her appointment. In rendering a decision, the arbitrator shall be bound by the guidelines set forth in this Section, including, without limitation, the parameters for renegotiated per procedure payments as set forth in subsection (a), (b), (c), above and this subsection (d). The arbitrator's decision shall be shared equally between the parties. The foregoing arbitration procedure shall apply only to disagreements arising from this subsection (d) and not to any other disputes or disagreements arising from this Agreement.

              (e) If the parties mutually agree on a renegotiated per procedure payment or if a renegotiated per procedure payment is determined by the arbitrator as set forth above, then such renegotiated per procedure payment shall become one (1) month after such payment rate is reached, and Section 7 hereto shall be deemed automatically amended as of such date.

              (f) Definition of terms: As used herein, (i) the "Reimbursement Rate" shall mean the average technical component reimbursement received by Medical Center for the Equipment from all patients treated who have Medicare as their primary insurer in effect as of any Reset Date; (ii) the "Base Rate" shall mean the average technical component reimbursement received by Medical Center for the Equipment from all patients treated who have Medicare as their primary insurer in effect on the date which is one year after the Commencement Date;
(iii) the "Reset Date" shall mean the date which is two (2) years after the date of the first procedure and each anniversary date thereafter; and (iv) "Operating Income" with respect to either party shall mean all technical component revenues generated by such party from the Equipment less such party's corresponding direct operating expenses related to the Equipment, including, without limitation, applicable interest and depreciation expenses on the Equipment and Site improvements, but excluding physician professional fees and direct or indirect administrative overhead expenses.

       8. Use of the Equipment. The Equipment may be used by Medical Center only at the location stated above and shall not be removed therefrom. Medical Center shall not assign or


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sublease the Equipment or its rights hereunder without the prior written consent of GKF. No permitted assignment or sublease shall relieve Medical Center of any of its obligations hereunder. Medical Center shall not use nor permit the Equipment to be used in any manner nor for any purpose for which, in the opinion of Elekta or GKF, the Equipment is not designed or reasonably suitable. Medical Center shall not permit any liens, whether voluntary or involuntary, to attach to the Equipment, without the prior written consent of GKF. Medical Center shall have no interest in the Equipment other than the rights acquired as a lessee hereunder and the Equipment shall remain the property of GKF regardless of the manner in which it may be installed or attached at the Site. Medical Center shall, at GKF's request, affix to the Equipment tags, decals, or plates furnished by GKF, indicating GKF's ownership of the Equipment.

       9. Additional Covenants of Medical Center. In addition to the other covenants made by Medical Center, Medical Center shall at its own cost and expense:

       (a) Provide properly trained professional, technical and support personnel and supplies required for the proper performance of medical procedures utilizing the Equipment.

       (b) Assume all medical and financial responsibility for the overseers' monitoring of all patients' medical condition and treatment.

       (c) Fully comply with all of its obligations under the LGK Agreement.

       (d) Indemnify GKF as herein provided: (i) Medical Center hereby agrees to fully indemnify and/or reimburse (including attorneys' fees) GKF on a prompt basis for any and all damage to the Equipment (including any violations by Medical Center, its agents, officers, physicians, employees, successors and assigns of the Service Agreement described in Paragraph 16 hereof) to the extent such damages are caused by the negligent or wrongful acts or omissions of Medical Center, its agents, officers, physicians and employees. In the event the Equipment is destroyed or rendered unusable, this indemnification shall extend up to (but not exceed) the market value of the Equipment at the time of its destruction less salvage, if any. For the purposes of this Agreement "market value" shall be the value a willing lessee is willing to pay to a willing lessor for comparable Equipment; however, such value shall be no less than the higher of GKF's net book value of the Equipment or its principal balance on any loan for the Equipment. (ii) Medical Center hereby further agrees to indemnify and hold GKF, its agents, officers, employees, successors and assigns, harmless from and against any and all claims, liabilities, obligations, losses, damages, injuries, penalties, actions, costs and expenses (including attorneys' fees) for all events and/or occurrences described in Article 7.3 of the LGK Agreement to the same extent that Medical Center agrees to indemnify Elekta thereunder. Medical Center further agrees to fully indemnify and hold harmless GKF for any loss, damage, claim, or expense (including attorneys' fees) GKF may suffer or incur as a result of Medical Center's breach of the LGK Agreement.

       (e) Provide reasonable and customary marketing materials developed by Medical Center (i.e. brochures, announcements, etc.) and reasonable marketing support from an administrative and physician (i.e. seminars by neurosurgeons and radiation oncologists to referring physicians, etc.) commitment standpoint for this clinical service.


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       10. Additional Covenants, Representations and Warranties of GKF. In
addition to the other covenants, representations and warranties, made by GKF in this Agreement:

       (a) GKF represents and warrants that GKF has full power and authority to enter into this Agreement, and that this Agreement does not and will not violate any agreement, contract or instrument binding upon GKF.

       (b) GKF represents and warrants to Medical Center that, upon delivery of the Equipment to Medical Center, GKF shall use its best faith efforts to require that Elekta meets its contractual obligations to GKF and in putting the Equipment, as soon as possible, into good, safe and serviceable condition and fit for its intended use in accordance with the manufacturer's specifications, guidelines and field modification instructions.

       (c) GKF represents and warrants that throughout the term of this Agreement, Medical Center shall enjoy the use of the Equipment, free of the rights of any other persons except for those rights reserved by GKF or granted to Elekta under the LGK Agreement or under Elekta's Purchase Agreement with GKF.

       (d) During the entire term of this agreement and subsequent extension thereof, GKF shall maintain in full force and effect: (i) the Service Agreement referenced in Paragraph 16 hereof; and (ii) any other service or other agreements required to fulfill GKF's obligations to Medical Center pursuant to this Paragraph 10(d). GKF represents and warrants that during the entire term of this agreement and any subsequent extensions thereof, that it will fully pursue any and all remedies it may have against Elekta under the Service Agreement to insure that the Equipment will be in conformity with Elekta's warranties so that it is free from defects in design, materials, and workmanship which result in noncompliance with the specifications and/or Elekta's warranties to GKF. In no event, however, shall the warranty obligations of GKF to Medical Center with respect to the Equipment be greater or more extensive than Elekta's warranty obligations to GKF with respect to the Equipment.

       (e) GKF represents and warrants that it shall pay the tuition costs of training four (4) of Medical Center's initial core group personnel on the Equipment. Travel and entertainment costs for such personnel are borne by Medical Center.

       11. Ownership/Title. It is expressly understood that Medical Center shall acquire no right, title or interest in or to the Equipment, other than the right to the possession and use of the same in accordance with the terms of this Agreement.

       GKF may at its sole discretion finance the Equipment. Financing may be in the form of an installment loan or a capitalized lease or other commercially available debt instrument. Should GKF finance the Equipment through an installment loan, GKF shall be required to provide the Equipment as collateral against the loan. Should GKF finance the Equipment through a capitalized lease title shall vest with the lessor until GKF exercises its buy-out option. In addition, should GKF finance the Equipment, said Agreement may be used as collateral against the loan.


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       12. Cost of Use of the Equipment. Except as is otherwise provided herein,
Medical Center shall bear the entire cost of using the Equipment during the Term of this Agreement. This shall include, but not be limited to, providing trained professionals, technical and support personnel and supplies to properly operate the Equipment. Medical Center shall be fully responsible and liable for all acts and/or omissions of such professional, technical and support personnel.

       13. Taxes. GKF shall pay any personal property taxes levied against the Equipment and any other taxes or governmental fees or assessments, however denoted, whether of the federal government, any state government or any local government, levied or based on this Agreement or the use of the Equipment except for those taxes, if any, pertaining to the gross income or gross receipts of Medical Center.

       14. Maintenance and Inspections. GKF agrees to exercise due and proper care in the maintenance of the Equipment and to keep the Equipment in a good state of repair, reasonable wear and tear excepted. Medical Center shall be liable to GKF for all damage to the Equipment caused by the misuse, negligence, improper use or other intentional or negligent acts or omissions of Medical Center's employees, officers, agents, and physicians.

       GKF (and Elekta) shall have the right of access to the Equipment for the purpose of inspecting same at all reasonable times and upon reasonable notice and with a minimum of interference to Medical Center's operations. In the event the Equipment is improperly used by Medical Center or its employees, agents, officers, and physicians, GKF may service or repair the same as needed and such expense shall be paid by Medical Center, unless the repair is covered by the Service Agreement described in Paragraph 15 hereof.

       Any work so performed by or in the service or maintenance of the Equipment as a result of Medical Center's failure or neglect to do so shall not deprive GKF of any of its rights, remedies or actions against Medical Center for damages caused by such failure or neglect.

       15. Equipment Modifications/Additions/Upgrades. The parties agree that the necessity and financial responsibility for modifications/additions/upgrades to the Equipment, including the reloading of the Cobalt-60 source, shall be the responsibility of GKF, at its expense, as long as the transaction contemplated herein is economically feasible to GKF.

       16. Service Agreement. GKF warrants that it shall simultaneously with the execution of this Agreement enter into a Service Agreement with Elekta.

       17. Termination If, after the initial twenty-four (24) month period of service, and subsequent 12 month periods of service, Medical Center does not provide GKF with a reasonable economic justification to continue providing Gamma Knife services hereunder, then and in that event, GKF shall have the option of terminating this Agreement upon the giving of written notice to Medical Center of said termination not less than ninety (90) days prior to GKF's designated termination date.


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       18. Options to Extend Agreement.

       (a) Medical Center shall have the option at the end of the ten (10) year initial Term to:

              (i) Renegotiate this Agreement for a five (5) year renewal term.

              (ii) Terminate this Agreement. If Medical Center terminates this Agreement at the end of the initial term, GKF shall remove the Gamma Knife within an agreed upon period of time after the expiration of the ten (10) year initial Term.

              Medical Center shall exercise one (1) of the two (2) options referred to above, by mailing an irrevocable written notice thereof to GKF at Four Embarcadero Center, Suite 3620, San Francisco, California, 94111, by registered mail, postmarked on or before the end of the ninth (9th) year of the ten (10) year initial Term of this Agreement. Any such notice shall be sufficient if it states in substance that Medical Center elects to exercise its option and states which of the two (2) options referred to above Medical Center is exercising.

       19. No Warranties by GKF. Medical Center warrants that as of the Commencement Date, it shall have (a) thoroughly inspected the Equipment; (b) determined for itself that all items of the Equipment are of a size, design, capacity and manufacture selected by it; and (c) satisfied itself that to the best of its knowledge the Equipment is suitable for Medical Center's stated purposes. GKF SUPPLIES THE EQUIPMENT "AS IS" AND NOT BEING THE MANUFACTURER OF THE EQUIPMENT OR THE MANUFACTURER'S AGENT, MAKES NO WARRANTY OR REPRESENTATION, EITHER EXPRESSED OR IMPLIED, AS TO THE EQUIPMENT'S MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, DESIGN, CONDITION, DURABILITY, CAPACITY, MATERIAL OR WORKMANSHIP OR AS TO PATENT INFRINGEMENT OR THE LIKE, it being agreed that all such risks as between GKF and Medical Center, shall be borne by Medical Center. Medical Center agrees to look solely to the manufacturer (Elekta) or to suppliers of the Equipment (and its software) for any and all warranty claims. Any and all warranties made by Elekta will be in its good faith best efforts enforced by GKF on behalf of Medical Center during the ten (10) year initial Term hereof. Medical Center agrees that GKF shall not be responsible for the delivery, installation, or operation of the Equipment or for any delay or inadequacy of any or all of the foregoing. GKF shall not be responsible for any direct or indirect consequential loss or damage resulting from the installation, operation or use of the Equipment or otherwise. Medical Center expressly waives any right to hold GKF liable hereunder for any claims, demands and liabilities arising out of or in connection with the design, manufacture, possession or operation of the Equipment. Notwithstanding anything to the contrary set forth above, GKF warrants that the Equipment meets the specifications set forth in the LGK Agreement.

       20. Events of Default and Remedies. The occurrence of any one of the following shall constitute an Event of Default hereunder:

              (a) Medical Center fails to pay any installment of semi-monthly procedure payments when due when such default continues for a period of thirty
(30) days after notice thereof


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from GKF or its assignee is given to Medical Center, unless Medical Center disputes the installment payment, such as, without limitation, an incomplete procedure due to faulty Equipment.

              (b) Medical Center attempts to remove, sell, transfer, encumber, sublet or part with possession of the Equipment or any items thereof, except as expressly permitted herein;

              (c) Either party shall fail to observe or perform any of the other obligations required to be observed or performed by such party hereunder and such failure shall continue uncured for twenty (20) days after written notice thereof to the defaulting party by the other party;

              (d) Either party ceases doing business as a going concern, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts as they become due, files a voluntary petition in bankruptcy, is adjudicated a bankrupt or an insolvent, files a petition seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar arrangement under any present or future statute, law or regulation or files an answer admitting the material allegations of a petition filed against it in any such proceeding, consents to or acquiesces in the appointment of a trustee, receiver, or liquidator of it or of all or any substantial part of its assets or properties, or it or its shareholders shall take any action looking to its dissolution or liquidation.

              (e) Within sixty (60) days after the commencement of any proceedings against either party seeking reorganization, arrangement, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceedings shall not have been dismissed, or if within thirty (30) days after the appointment without such party's consent or acquiescence of any trustee, receiver or liquidator of it or of all or any substantial part of its assets and properties, such appointment shall not be vacated.

              (f) Upon the occurrence of an Event of Default by Medical Center, GKF may at its option do any or all of the following: (i) by notice to Medical Center, terminate this Agreement as to the Equipment in default, wherever situated, and for such purposes, enter upon the Site without liability for so doing or GKF may cause Medical Center and Medical Center hereby agrees to return the Equipment to GKF at Medical Center's sole cost and expense; (ii) recover from, as liquidated damages for the loss of the bargain and not as a penalty, an amount equal to the present value of the unpaid estimated future lease payments by Medical Center to GKF through the end of the Agreement term discounted at the rate of nine percent (9%), which payment shall become immediately due and payable. Unpaid estimated future lease payments shall be based on the prior 12 months lease payments with an annual five (5%) percent increase; (iii) sell, dispose of, hold, use or lease the Equipment in default, as GKF in its sole discretion may determine (and GKF shall not be obligated to give preference to the sale, lease or other disposition of the Equipment over the sale, lease or other disposition of similar Equipment owned or leased by GKF). In any event, Medical Center shall, without further demand, pay to GKF an amount equal to all sums due and payable for all periods up to and including the date on which GKF had declared this Agreement to be in default.

              (g) In the event, that Medical Center shall have paid to GKF the liquidated damages referred to in (iii) above, GKF hereby agrees to pay to Medical Center promptly after receipt thereof, all rentals or proceeds received from the reletting or sale of the Equipment during the balance of the ten (10) year initial Term (after deduction of all expenses incurred by GKF; said amount never to exceed the amount of the liquidated damages paid by Medical Center). Medical Center agrees that GKF shall have no obligation to sell the Equipment. Medical Center shall in any event remain fully liable for reasonable damages as provided by law for all costs and expenses incurred by GKF on account of such default, including but not limited to, all court costs and reasonable attorneys' fees. Medical Center hereby agrees that, in any event, it shall be liable for any deficiency after any sale, lease or other disposition of the Equipment by GKF. The rights afforded GKF hereunder shall not be deemed to be exclusive, but shall be in addition to any other rights or remedies provided by law.

              (h) Upon occurrence of an Event of Default by GKF, the Medical Center shall be entitled to liquidated damages for losses of the bargain and not as a penalty in an amount equal to the cost of the leasehold provided by the Medical Center. GKF shall remain fully liable for reasonable damages as provided by law for all costs and expenses incurred by the Medical Center on account of such default, including but not limited, to all court costs and reasonable attorneys' fees. The rights afforded the Medical Center hereunder shall not be deemed to be exclusive, but shall be in addition to any other rights or remedies provided by law.

       21. Insurance.

              (a) Medical Center shall, at its own cost and expense, require that its Equipment moving, installation and similar contractor(s) (such as rigger, general contractor, etc.) and any sub-contractors thereof (together "contractor(s)"), have in effect , at all times while the Equipment is in such contractors' care, custody and control and throughout the course of construction, all risk and hazard insurance coverage. Such insurance coverage shall name GKF and such additional parties as GKF shall designate as Additional Named Insureds. Such insurance coverage shall be for an amount not less than the replacement cost of the Equipment. Medical Center shall further require that such contractor(s) provide a Certificate of Insurance for the coverage required herein to GKF and its designees, if any, prior to the date any such contractor commences activity subject to the requirements of this Section 21(a). Such Certificate(s) of Insurance shall include a provision for thirty (30) days advance notice prior to cancellation or termination of the coverage evidenced thereby.

              (b) During the ten (10) year initial Term of this Agreement (and any successive terms) GKF shall, at its own cost and expense, keep in effect an all risk and hazard insurance policy covering the Equipment. The all risk and hazard insurance policy shall be for an amount not less than the replacement cost of the Equipment. During the ten (10) year initial Term of this Agreement, Medical Center shall, at its own cost and expense keep in effect public liability and professional liability insurance policies concerning the operation of the Equipment by Medical Center. Said policies shall be in the amounts of not less than $1,000,000 per occurrence and $3,000,000 in aggregate per year. Evidence of such insurance coverages shall be furnished by both parties to the other party upon written request, by no later than the Commencement Date.

              (b) If the Equipment is rendered unusable as a result of any physical damage to, or destruction of, the Equipment, Medical Center shall give to GKF immediate notice. GKF shall determine, within thirty (30) days after the date of occurrence of such damage or destruction, whether the Equipment can be repaired. In the event GKF determines that the Equipment cannot be repaired, GKF at its sole cost and expense shall promptly replace the Equipment. This Agreement shall continue in full force and effect as though such damage or destruction had not occurred. In the event GKF determines that the Equipment can be repaired, GKF shall cause the Equipment to be promptly repaired.

       22. Notices. Any notices required under this Agreement shall be sent in writing and shall be deemed to have been duly given if delivered by hand or mailed by certified or registered mail to the following addresses:

               To GKF:              Chief Executive Officer
                                    Four Embarcadero Center, Suite 3620
                                    San Francisco, CA 94111


               To Medical Center:   Keith Steffen
                                    Administrator
                                    Saint Francis Medical Center
                                    530 N.E. Glen Oak Avenue
                                    Peoria, IL 61637

Or to such other addresses as either party may specify for the reception of notice from time to time in writing to the other party. Any such notice shall be effective only when actually received by the party to whom addressed.

       23. Integration. This Agreement contains the full and entire Agreement between the parties hereto, and no oral or written understanding is of any force or effect whatsoever unless expressly contained in a writing executed subsequent to the date of this Agreement.

       24. Waivers. To the extent that one party fails or chooses not to pursue any of its remedies under this Agreement or pursuant to applicable law, such shall not prejudice such party's rights to pursue any of those remedies at any future time and shall not constitute a waiver of such party's rights.

       25. Assignments. This Agreement is binding upon and shall inure to the benefit of the permitted successors or assigns of the respective parties hereto, except that neither party may assign its rights or obligations under this Agreement without the express written consent of the other (which consent shall not be unreasonably withheld).

       26. Amendments. This Agreement shall not be amended or altered in any manner unless such amendment or alteration is in a writing signed by both parties.

       27. Record-Keeping Requirements. To the extent required by the regulations promulgated by the Health Care Financing Administration pursuant to
Section 952 of the Omnibus Reconciliation Act of 1980, GKF shall:

              (a) Until the expiration of four (4) years following the furnishing of services pursuant to this Agreement, GKF agrees to make available upon written request of the Secretary of Health and Human Services or the U.S. Comptroller General or any of their duly authorized representatives, this Agreement, any books, documents and records necessary to verify the nature and extent of costs incurred by Medical Center by reason of the activities of GKF under this Agreement; and

              (b) If GKF elects to delegate any of its duties under this Agreement (which have a cost or value of Ten Thousand Dollars ($10,000.00) or more over a twelve (12) month period) to a related organization, GKF may do so only through a subcontractor which is consented to by Medical Center, it being understood that, inasmuch as Medical Center is entering into this Agreement in reliance on GKF's reputation and expertise, that Medical Center shall be the sole judge of the reputation and expertise of the proposed delegee, and only through a subcontractor which provides that, until the expiration of four (4) years following the furnishing of services under such subcontract, the related organization shall make available, on request of the Secretary of Health and Human Services or the U.S. Comptroller General or any of their authorized representatives, the subcontract, and books, documents and records of the nature and extent of costs incurred by Medical Center by reason of activities of such related organization under such subcontract. No delegation by GKF of its duties hereunder shall relieve GKF from liability hereunder.

       28. Miscellaneous Provisions.

              (a) The invalidity or unenforceability of any portion or provision of this Agreement shall not effect the validity or enforceability of any other portion, nor shall either party's implied or express consent to the breach or waiver of any provision of this Agreement constitute a waiver of such provision as to any subsequent breach.

              (b) In the event of any claim or controversy arising hereunder, the prevailing party in such claim or controversy shall be entitled to a reasonable attorneys' fee in addition to whatever other relief said party would be otherwise entitled.

              (c) Force Majeure. Failure to perform by either party will be excused in the event of any delay or inability to perform its duties under this Agreement directly or indirectly caused by conditions beyond its reasonable control including without limitation, fires, floods, earthquakes, snow, ice, disasters, Acts of God, accidents, riots, wars, operation of law, strikes, governmental action or regulations, shortages of labor, fuel, power, materials, manufacturer delays or transportation problems.

       IN WITNESS WHEREOF, the parties have signed this Agreement on the day and year first above written.

MEDICAL CENTER:                           GKF:

OSF HEALTHCARE SYSTEM,                    GK FINANCING, LLC
an Illinois not-for-profit corporation,   a California limited liability company
owner and operator of Saint Francis
Medical Center



By:    /s/ James M. Moore                 By:    /s/ Craig K. Tagawa
       ------------------                        -------------------
       James M. Moore, CEO                       Craig K. Tagawa
                                                 Chief Executive Officer

Dated:  February 4, 2000                  Dated: February 18, 2000


                                      -13-